EXHIBIT 10.1

MASTER REVENUE SHARING AGREEMENT

THIS MASTER REVENUE SHARING AGREEMENT (the “Agreement”) is made this 29th day of July, 2011.

BETWEEN:

JBI, INC., a corporation existing under the laws of the State of Nevada, (“JBI”)

- and -

RockTenn CP, LLC, a limited liability corporation company existing under the laws of Delaware (“RockTenn”) and those subsidiaries and affiliates that may be added from time to time through an Agreement Addendum.

RECITALS:

A.	Some of RockTenn’s pulp and paperboard mills generate plastics and ragger wire from the recycling of Old Corrugated Containers (“Plastic Feedstock”).

B.	Plastic Feedstock has a high heat value and other properties that make it valuable as a fuel, and JBI has developed a process to convert Plastic Feedstock into fuel.

C.	The Parties wish to have JBI convert Plastic Feedstock generated by certain RockTenn facilities into Fuel and to have JBI sell such Fuel to RockTenn for its consumption or to third parties.

D.	The Parties wish to enter into this agreement to reflect the foregoing arrangement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms have the following meanings:

1.1.1
“Affiliate” of a person (for the purposes of this definition, the “first person”) means another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first person; and for the purposes of this definition, “control” means, with respect to a particular person (for the purposes of this definition, the “subject person”), possession by another person or a group of other persons, acting in concert, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of management and policies of the subject person, or to elect or appoint a majority of the board of directors (or equivalent) of the subject person, whether through ownership of voting securities, by contract or otherwise; and the words “controlled”, “controlling” have corresponding meanings.

1.1.2
“Agreement” means this Master Revenue Sharing Agreement, including all schedules, addendums, exhibits and amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

1.1.3	“Agreement Addendum” shall mean an addendum that may be from time to time executed by the Parties that is in substantially the form as attached hereto as Exhibit A.

1.1.4	“Arbitral Tribunal” shall have the meaning ascribed to such term in Section 9.2.

1.1.5	“AST” shall have the meaning ascribed to such term in Section 2.1.2.

1.1.6	“Audit” shall have the meaning ascribed to such term in Section 4.5.

1.1.7	“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in New York City are open for commercial banking business during normal banking hours.

1.1.8
“Claims” includes claims, demands, complaints, grievances, actions, petitions, suits, causes of action, orders, charges, indictments, prosecutions, or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages, fines, penalties, cleanup costs, or losses, contingent or otherwise, including reasonable professional fees, including reasonable fees and disbursements of legal counsel and other reasonable costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

1.1.9
“Confidential Information” means information of any kind, whether communicated orally or in writing, relating to this Agreement that is obtained by a Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) and which is identified as confidential and proprietary at the time of disclosure, including any information concerning the business, affairs, operations, properties, assets, employees, customers, suppliers, contracts, prospects, liabilities, research, processes or methods of operation of the Disclosing Party that is made available to the Receiving Party or its Representatives, as well as any reproductions, summaries analyses or extracts of such information.  For greater certainty, the Plastic2Oil™ Process and any intellectual property, technology and technical information relating thereto shall be considered Confidential Information of JBI for purposes of this Agreement except as otherwise provided in this Agreement.

1.1.10	“Designated Representative” shall have the meaning ascribed to such term in 2.2.1.

1.1.11
“Dispute” means any dispute, controversy or difference arising out of, or relating to, any provision in this Agreement, including, without limiting the generality of the foregoing, its negotiation, validity, existence, breach, termination, construction or application, or the rights or obligations of any Party, or the relationship between the Parties.

1.1.12	“Dispute Notice” shall have the meaning ascribed to such term in Section 9.1.

1.1.13	“Drawings” shall have the meaning ascribed to such term in Section 2.1.5.

1.1.14	“Environmental Laws” shall have the meaning ascribed to such term in Section 6.2.6.

1.1.15	“Effective Date” means July 29, 2011 or such date indicated in an Agreement Addendum.

1.1.16
“Force Majeure” means an event or a cause beyond the reasonable control of a Party for the purposes of this Agreement, including, war, interference by civil or military authorities, civil insurrection, local or national emergency, blockade, seizure, riot, sabotage, vandalism, terrorism, storm, earthquake, flood, act of God, accident, fire, nuclear or other explosion, radioactive or biological or chemical contamination, disease, epidemic, quarantine restriction, strike, governmental embargo, but excluding any event or cause beyond the reasonable control of such Party.

1.1.17	“Fuel” means any grade of liquid hydrocarbon-based fuel generated by JBI Machines located at a RockTenn facility.

1.1.18	“Fuel Price” means, with respect to a U.S. gallon of a particular grade of Fuel at a particular time, the price per U.S. gallon of such Fuel at such time as quoted by NYMEX.

1.1.19
“Fuel Supply Agreement” means an agreement, substantially in the form attached as Exhibit B, entered into in accordance with this Agreement with respect to the sale of a certain quantity and grade of Fuel (generated from the JBI Machines operating at  a RockTenn Facility) by JBI to, and the purchase of such Fuel by,  RockTenn or a third person.

1.1.20
“Full capacity” means, with respect to a JBI Machine, such JBI Machine processing the maximum amount of Plastic Feedstock it can process while running 24 hours a days, 7 days a week (subject to reasonable downtime for maintenance).

1.1.21
“Governmental Authority” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals, or dispute settlement panels or other law, rule or regulation-making organizations or entities of the United States or a foreign country:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory, state, or other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

1.1.22
“Governmental Authorizations” means authorizations, approvals, franchises, orders, certificates, consents, directives, notices, licences, permits, variances, agreements, instructions, registrations or other rights granted by a Governmental Authority.

1.1.23
“Gross Revenue” means, during a period of time¸ an amount equal to the aggregate gross revenue collected by JBI during such period of time from those third persons that have purchased Fuel generated by the JBI Machines operating at   a RockTenn facility. Gross Revenue excludes invoiced post production line items like transportation, taxes and other charges that are not Fuel revenue.

1.1.24
“Hazardous Substances” means pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, dangerous substances or dangerous goods as defined, judicially interpreted or identified in any Environmental Laws including, without limitation, oil, petroleum, petroleum products, petroleum distillates, any fraction or product of crude oil or petroleum, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs).

1.1.25	“Indemnified Party” has the meaning ascribed to such term in Section 6.3.

1.1.26	“Indemnified Parties” means the JBI Indemnified Parties or the RockTenn Indemnified Parties.

1.1.27	Indemnifying Party” has the meaning ascribed to such term in Section 6.3

1.1.28	Initial Term” has the meaning ascribed to such term in Section 5.1

1.1.29
“Insolvency Event” means, in relation to a person, such person: (a) stops or suspends or threatens in writing to stop or suspend payment of all or a class of its debts; (b) is insolvent within the meaning of any Law applicable to it or unable or taken to be unable to pay its debts, or a court is required by Law to presume that such person is insolvent; or (c) has a receiver, manager, receiver and manager, administrator, or trustee or other like custodian lawfully appointed by any person over all or any of its assets or undertaking or any step preliminary to the appointment of any of them is taken, or has an application or order made, proceedings commenced, resolution passed or proposed in a notice of meeting or an application to a court or other steps taken for: (i) its winding up, liquidation (other than a voluntary liquidation for the purposes of a bona fide proposal or plan of arrangement which has been approved by such person’s creditors) or dissolution; or (ii) such person to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them, and, in the case of any application, proceeding, notice or step, it is not withdrawn, stayed, struck out or dismissed within 21 days after it is made.

1.1.30
“Intellectual Property” shall mean all (a) patents and patent applications, (b) registered and unregistered trademarks, service marks, brand names, trade names, trade dress, logos, business and product names or other indicia of origin, (c) inventions, processes, procedures, designs, trade secrets, know-how, formulae, technology, inventors' certificates, confidential and proprietary technical and business information, (d) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights and (e) intellectual property and technology rights similar to any of the foregoing, including the right to enforce and recover remedies for any of the foregoing, in each case currently owned by or licensed to JBI and used primarily in connection with the Plastic2Oil™ Process.

1.1.31	“JBI” means JBI, INC., a corporation existing under the laws of the State of Nevada.

1.1.32	“JBI Indemnified Parties” has the meaning ascribed to such term in Section 6.1.

1.1.33
“JBI Machine” means a machine developed by JBI that implements the Plastic2Oil™ Process, together with any related support equipment provided by JBI and required for such machine to operate, including, without limitation, any devices for cutting ragger wire.

1.1.34
“Laws” means applicable federal, state and local statutes, rules, regulations, orders, ordinances, codes, requirements or judgments, Governmental Authorizations, including without limitation, permits, and other directives in each case of any Governmental Authority.

1.1.35	“License Areas” shall have the meaning ascribed to such term in any such Agreement Addendum.

1.1.36	“NYMEX” means New York Mercantile Exchange.

1.1.37	“Notice” shall have the meaning ascribed to such term in Section 10.6.

1.1.38	“Notice of Claim” shall have the meaning associated to such term in Section 6.3.

1.1.39	“Notice Period” shall have the meaning ascribed to such term in Section 6.3.

1.1.40	“Pad” shall have the meaning ascribed to such term in Section 2.1.3.

1.1.41	“Parties” means JBI and RockTenn collectively; and “Party” means any one of them individually.

1.1.42
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

1.1.43	“Plastic Feedstock” has the meaning ascribed to such term in the Recitals.

1.1.44	“Plastic2Oil™ Process” means JBI’s proprietary process to convert Plastic Feedstock into Fuel.

1.1.45	“Pre-Existing Contamination” shall have the meaning ascribed to such term in Section 5.1.5

1.1.46	“RockTenn Facility” means any RockTenn facility where a JBI Machine is installed pursuant to this Agreement.

1.1.47	“RockTenn Indemnified Parties” has the meaning given in Section 6.2.

1.1.48
“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional, into the environment.

1.1.49	“Renewal Term” has the meaning ascribed to such term in Section 5.1.

1.1.50	“Representatives” means, with respect to a Party, the directors, officers, employees, consultants, agents, contractors and subcontractors of such Party.

1.1.51	“Residual Material” shall have the meaning ascribed to such term in Section 2.3.

1.1.52	“RockTenn” means RockTenn CP, LLC, a limited liability corporation existing under the laws of Delaware, or any of its Affiliates.

1.1.53	“RockTenn Indemnified Parties” shall have the meaning ascribed to such term in Section 6.2.

1.1.54	“Start Date” means, with respect to a JBI Machine, the date that such JBI Machine commences operation.

1.1.55	“Steel Shed” shall have the meaning ascribed to such term in Section 2.1.3.

1.1.56	“Superfund” shall have the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.) and any similar state law.

1.1.57	“Term” has the meaning ascribed to such term in Section 5.1

1.2	Certain Rules of Interpretation

In this Agreement:

(a)
Conflict – The general terms and conditions of this Agreement will be incorporated by reference into each such Agreement Addendum.  If there is a conflict between this Agreement and an Agreement Addendum, the provisions of the Agreement Addendum shall govern.

(b)
Consent – Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(c)	Currency – Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

(d)
Governing Law and Jurisdiction– This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the Georgia, without regards to its conflicts of laws principals. The exclusive forum and venue for any such action shall be the courts of the State of Georgia located in Gwinnet County, and the parties submit to the personal jurisdiction of that court.

(e)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(f)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(g)
No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(h)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(i)
Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other Parties or circumstances.

(j)
Statutory References – A reference to a statute includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(k)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

(l)
Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Entire Agreement

This Agreement, and the agreements addendum, exhibits and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise, including any version of the draft term sheet prepared by the Parties.  There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.  Notwithstanding the foregoing, nothing in this Agreement is intended to supersede, limit or in any way modify the indemnity in the Letter Agreement between the Parties dated July 14, 2011 with respect to the Trial conducted on Plastic Feedstock generated by RockTenn’s [***].

ARTICLE 2
JBI OBLIGATIONS

2.1	Installation of AST Systems and JBI Machines at RockTenn Facilities

2.1.1	JBI shall, at its sole expense, supply, install and begin operation of:

(a)	the JBI Machine as described in an Agreement Addendum;

(b)	Each subsequent JBI Machine shall be installed in accordance with each Agreement Addendum; and

(c)	Any other equipment, structure or other items described more particularly in each Agreement Addendum

2.1.2
Subject to the Parties selecting a mutually agreeable location for Fuel storage at the RockTenn Facility, JBI shall construct, at its sole expense, an aboveground tank and all associated lines and equipment with the capacity to store at least 20,000 U.S. gallons of Fuel (or such other number of U.S. gallons as the Parties may agree to in writing from time to time) at the RockTenn Facility (the “AST”).  (The AST, the associated piping and equipment, and the Pad shall hereinafter be referred to collectively as the “AST System”.)  JBI shall use the AST System for the exclusive purpose of storing Fuel generated by the JBI Machines at the RockTenn Facility until such time as the Fuel is to be delivered to the purchaser of such Fuel (or the vehicles transporting such Fuel to the purchaser of such Fuel).  JBI shall maintain and operate, at its sole cost, the AST System.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

2.1.3
Subject to the Parties selecting a mutually agreeable location for the installation of the  JBI Machines [***].   JBI shall maintain and operate, at its sole cost, each JBI Machine, [***] associated with its operations on the RockTenn Facility.  If the Parties agree that the JBI Machines will be located on [***].

2.1.4	RockTenn shall have [***] at the RockTenn Facility, including, without limitation, [***]

2.1.5
Within ninety (90) days of the date of this Agreement, or such other time as the Parties may agree in writing, JBI shall provide Grantor with construction drawings for the AST System, the Pad and the Steel Shed (collectively, the “Drawings”).  The Drawings shall be prepared by a professional engineer registered in the state where the RockTenn Facility is located.  Any and all costs of preparing the Drawings shall be borne solely by JBI.  RockTenn shall have the right to review and approve the Drawings.  Notwithstanding the foregoing, RockTenn’s review and approval of the Drawings shall not make RockTenn liable to JBI or any other person or entity for any defects (including, but not limited to, latent defects) in the design of the AST System, the Pad, the Steel Shed or any component of any of the same.  In no event whatsoever will RockTenn or have any responsibility for or liability in regard to the AST System, the Pad, the Steel Shed or the Drawings.  RockTenn shall provide drawings of existing pads and facilities to JBI for permitting, construction and planning

2.1.6
JBI shall use commercially reasonable efforts to locate all utility lines and other above and below ground structures and improvements, and the construction of any improvements, including, without limitation, the AST System, the Pad, the Steel Shed and the JBI Machines, shall be designed, planned and performed in a manner so as to avoid any damage to utility lines and other structures and improvements.  In the event that JBI or any of its employees, contractors, consultants, agents or representatives cause damage to utility lines and other structures and improvements at or affecting the RockTenn Facility, JBI shall promptly repair or rectify the resulting damage, injury or loss to RockTenn’s reasonable satisfaction and indemnify, defend and hold harmless RockTenn from and against any and all Claims arising from or resulting to the same.

2.1.7
Construction and installation of any improvements on the RockTenn Facility shall be performed in compliance with all applicable Laws, including, without limitation, laws relating to the protection of workers, human health and the environment, as well as RockTenn’s corporate policies and procedures set forth on Exhibit C and incorporated by reference herein and RockTenn’s Environmental Guidelines for Contractors, which are attached hereto as Exhibit D and incorporated by reference herein.  JBI shall, prior to commencing construction, installation or operation of any improvements or the JBI Machines, obtain, at JBI’s own expense, all governmental approvals and permits as may be necessary to comply with applicable Laws.

2.1.8	JBI shall install the AST system, the Pad, the Steel Shed, the JBI Machines [***]. RockTenn assumes [***]. JBI further [***].

2.1.9
All construction and installation work shall be performed during normal business hours (Monday through Friday, 7:30 a.m. to 6:00 p.m. eastern standard or eastern daylight time, as applicable), unless otherwise agreed by RockTenn in writing.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

2.1.10
No construction or installation work shall be performed on any area(s) of the RockTenn Facility other than the portion of the RockTenn Facility more particularly describe in the License Area without the prior written permission of RockTenn. Written permission shall not be unreasonably withheld or delayed.  JBI’s access to ingress and egress to the License area shall be limited to the areas defined in the Agreement Addendum.

2.1.11
For the purpose of facilitating JBI’s use of the License Area, subject to the terms and conditions hereinafter set forth, RockTenn hereby grants to JBI an exclusive license, that may not be terminated until the earlier of the expiration of the Term as described in an Agreement Addendum or earlier termination of this Agreement provided herein, to operate the AST System, the Pad, the Steel Shed, Plastic Feedstock from any RockTenn Facility covered by an Agreement Addendum,any RockTenn Facility landfill covered by an Agreement Addendum and the JBI Machines for the sole purpose of producing Fuel.

2.1.12	JBI shall install the JBI Machines, the AST System, the Pad, the Steel Shed and all other improvements at or to the RockTenn Facility [***]

2.2	Operation of AST System and JBI Machines

2.2.1
Within thirty (30) Business Days of the effective date of this Agreement and within ten (10) of the execution of an Agreement Addendum, representatives of both Parties shall meet and develop procedures for coordination of the Parties’ operations and maintenance of their respective facilities pursuant to this Agreement.  Each Party shall designate individuals who should receive communications regarding operational matters, equipment, scheduling and the like (“Designated Representatives”).

2.2.2
The grade of Fuel from time to time generated by each JBI Machine shall be at the sole discretion of JBI; provided that, JBI shall consider: (a) first, select best grades of Fuel that can be produced from the available Plastic Feedstock that maximizes revenue for a JBI Machine; (b) second, RockTenn’s Fuel requirements; (c) third, the current Fuel Price for each grade of Fuel; and (d) fourth, best grade of Fuel to be supplied under the Fuel Supply Agreements.

2.2.3
JBI shall notify RockTenn as soon as possible, but in no case later than twenty-four (24) hours, of the occurrence of any of the following: (a) an event or problem(s) that affects, or reasonably could affect, JBI’s ability to use Plastic Feedstock from the RockTenn Facility; (b) receipt of a request for information, notice of violation, claim, demand or other notice from a Governmental Authority or any other person or entity claiming any violation of, or requiring compliance with, any Law with respect to the AST System, the JBI Machines or JBI’s activities on the RockTenn Facility; or (c) a Release or threatened Release in, on, or under the License Area, the RockTenn Facility or the surrounding area of Fuel or any Hazardous Substance.

2.2.4	JBI shall not unreasonably impede, interfere with or otherwise disturb RockTenn’s ability to use the RockTenn Facility or any part thereof.

2.2.5
JBI shall, at JBI’s sole risk, expense and liability, take all necessary steps to maintain in good working order the AST System, the JBI Machines, the Pad, the Steel Shed and any other improvements made by JBI.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

2.2.6
JBI shall comply with RockTenn’s Safety and Environmental Guidelines, which are attached hereto as Exhibit D and incorporated by reference herein and any other rules that may be in place at a RockTenn facility.

2.2.7
JBI shall, at its sole expense, operate and maintain its equipment and conduct its operations on the RockTenn Facility, including operation of the AST System and JBI Machines, in compliance with any and all applicable Laws, including, without limitation, any RockTenn permits for air emissions and/or wastewater discharges (as applicable), any state aboveground storage tank rules and the Spill Prevention Control and Countermeasures requirements set forth at 40 C.F.R. Part 112.

2.2.8
JBI shall not conduct its operations on or otherwise use any portion of the License Area without the prior written approval of RockTenn.  JBI shall use the License Area (and any other portions of the RockTenn Facility whose use is authorized in writing by RockTenn) in a careful and prudent manner and shall leave the same in a good state of repair and cleanliness.

2.2.9	JBI shall not make any physical modifications to the License Area, other than those described in Section 2.1 of this Agreement, without the prior written consent of RockTenn.

2.2.10
Upon the expiration or earlier termination of this Agreement, JBI shall completely empty and clean the AST.  Upon request by RockTenn, JBI shall remove the AST System (including all associated piping and equipment), the Pad and the Steel Shed from the Facility and perform such sampling and other assessment activities required to demonstrate that JBI has not caused a Release of Hazardous Substances or any other condition that could reasonably be expected to result in a Claim or other liability or loss to RockTenn.

2.2.11	The JBI Machines shall remain the exclusive property of JBI.

2.3	Residue Disposal

JBI shall, [***].  JBI shall use [***].  For the avoidance of doubt, the Parties agree that RockTenn shall [***].  JBI shall not [***]

2.4	Governmental Authorizations

JBI shall, at its expense, obtain and maintain in good standing all Governmental Authorizations required to conduct its business at the RockTenn Facility, including such Governmental Authorizations as may be required to install and operate the JBI Machines and the AST System.  For greater certainty, JBI shall not take any action pursuant to this Article 2 unless it has obtained the required Governmental Authorizations to take such action.

2.5	Access to Excess Heat

At the request of RockTenn, JBI shall provide RockTenn with access to the emission stack of each JBI Machine operating at the RockTenn Facility in order for RockTenn, at its expense, to install a heat exchanger to use the excess heat generated by each such JBI Machine.  The Parties shall use good faith efforts to coordinate the installation of any such emission stack in order to minimize the impact on capacity of Fuel produced at the RockTenn Facility.

2.6	Liens

JBI shall not suffer or permit to be levied or enforced against RockTenn, the Premises, the RockTenn Facility, or any part thereof, or any other real or personal property of RockTenn, any mechanics’, materialmens’, contractors’ or subcontractors’ liens.  If any such lien shall at any time be filed as aforesaid, JBI may contest the same in good faith, but notwithstanding such contest, JBI shall, within twenty (20) days after receipt of notice of the filing thereof, cause such lien to be released of record by payment, bond, order of court of competent jurisdiction, or otherwise.  In the event of JBI’s failure to release of record any such lien within the aforesaid period, JBI shall have the right to remove such lien by paying the full amount thereof or by bonding or in any manner RockTenn deems appropriate without investigating the validity thereof and irrespective of the fact that JBI may contest the propriety or amount thereof.  Any amount paid or deposited by RockTenn for any of the aforesaid purposes, and all legal and other expenses of RockTenn, including reasonable attorneys’ fees in defending any such action or in or about procuring the discharge of such lien, with all necessary disbursements in connection therewith, together with interest thereon from the date of such payments until reimbursed by JBI at the lower of 1.5% per month and the highest rate permitted under applicable Law, shall be paid by JBI within ten (10) days after demand therefore.

2.7	Use of RockTenn Name

JBI shall not use RockTenn’s name or address, or the name and address of any RockTenn Affiliate, on any label, marketing materials or other communications of any kind or nature made to third parties relating to the Fuel.

ARTICLE 3
ROCKTENN OBLIGATIONS

3.1	Access to RockTenn Facility

(a)	RockTenn hereby grants to JBI the right to:

(i)	use the RockTenn Facility to access each Pad made available to JBI pursuant to each Agreement Addendum and the Fuel storage site at the location mutually agreed by the Parties;

(ii)	occupy and use each such Pad for the purpose of installing and operating JBI Machines;

(iii)	construct Fuel storage at a location mutually agreed by the Parties at the RockTenn Facility; and

(iv)	JBI's access right cannot be denied on any unreasonable basis.

(b)	JBI’s Representatives shall have access to the RockTenn Facility 24-hours a day, seven days a week throughout the Term.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

3.2	Utilities

Except otherwise provided in an Agreement Addendum, promptly (in no event more than 15 days) following the construction of the [***]:

(a)	a source of [***];

(b)	a source of [***];

(c)	a source of [***]. (For clarification, nothing in this Agreement is intended or shall be construed to require [***];

(d)	access to [***]; and

(e)	all necessary [***].

JBI shall be responsible for reimbursing RockTenn for the cost of all Utilities (the “Utility Reimbursement”).  JBI will remit payment for the Utility Reimbursement in accordance with the same payment schedule that RockTenn has with the billing utility provider or immediately upon demand from RockTenn.

JBI hereby waives, releases and renounces all Claims, whether for personal injury, occupational sickness or disease or death or for physical damage to property, or loss of use thereof, whether based on the condition thereof or any negligence, strict liability or other fault of Grantor or its employee(s), arising from or relating to RockTenn’s agreement to provide Utilities.

3.3	Cooperation

At the request of JBI, RockTenn shall use commercially reasonable efforts to cooperate with JBI in obtaining all Governmental Authorizations required to install and operate each JBI Machine at the RockTenn Facility.

3.4	Plastic Feedstock

3.4.1
RockTenn shall provide to JBI such Plastic Feedstock, including ragger tail, generated by the RockTenn Facilities as is available.  Notwithstanding the foregoing, the Parties agree that RockTenn does not guarantee a minimum or maximum amount of Plastic Feedstock to JBI.  RockTenn shall provide all Plastic Feedstock to JBI at no cost.  Should RockTenn make such Plastic Feedstock available at a landfill or other unit located on a RockTenn Facility, JBI shall be responsible for obtaining all Governmental Authorizations for, and the costs of, removing the Plastic Feedstock from the landfill or other unit, transporting it to the License Area, processing it through the JBI Machines, and paying all other costs and taking all other actions required to convert such Plastic Feedstock into Fuel.  The Parties agree to cooperate with each other to obtain the approval of Governmental Authorities and accomplish such other actions as may be necessary to beneficially re-use Plastic Feedstock from a RockTenn Facility landfill or other unit so that the same can be converted into Fuel in compliance with all applicable Laws.  JBI may accept and process plastic feedstock provided by third party sources; provided that, JBI shall not accept any third party feedstock until all Plastic Feedstock provided by RockTenn has been processed.  JBI shall be required to accept and process all Plastic Feedstock that RockTenn shall make available to it.

3.4.2
RockTenn shall be responsible for transporting Plastic Feedstock sourced from locations other than the RockTenn Facility, and all costs related to transporting such Plastic Feedstock from such other locations to the RockTenn Facility.

3.4.3
Any third party Feedstock located at the RockTenn Facility shall be stored in containers that are separate from the Plastic Feedstock provided by RockTenn.  All Plastic Feedstock shall be stored by JBI in accordance with all RockTenn Facility requirements for such storage and applicable Laws.

3.4.4
It is expressly understood by the Parties that the Plastic Feedstock being provided by RockTenn to JBI in an “AS IS, WHERE IS” condition, and ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) ARE EXPRESSLY DISCLAIMED AND EXCLUDE, INCLUDING WITHOUT LIMITATION, ALL WARRANTIES OF OR RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN OR USE, AND JBI AGREES TO ACCEPT THE PLASTIC FEEDSTOCK IN ITS “AS IS, WHERE IS” CONDITION WITH ALL OF ITS FAULTS.

3.4.5
All rights, title and interest in the Plastic Feedstock shall transfer from RockTenn to JBI upon delivery of the Plastic Feedstock to JBI.  JBI expressly assumes any and all liability of every kind and nature arising from or relating to the Plastic Feedstock, including without limitation, liability under Laws concerning health, safety or protection of the environment, and liability to third parties that buy or otherwise receive any Fuel made from the Plastic Feedstock.

ARTICLE 4
FINANCIAL MATTERS

4.1	Sale of Fuel

JBI shall be responsible for the sale of all Fuel generated by the JBI Machines operating at the RockTenn Facility.  JBI shall use commercially reasonable efforts to sell any Fuel not purchased by RockTenn pursuant to Section 4.2 to third persons.  If any such person wishes to purchase Fuel, it shall enter into a Fuel Supply Agreement with JBI. The term of each such Fuel Supply Agreement and the number of U.S. gallons of each grade of Fuel to be sold to such person under such Fuel Supply Agreement (which shall not exceed the number of U.S. gallons of Fuel available for purchase by third persons, taking into account the then-current capacity of the JBI Machines operating at the RockTenn Facility and the number of U.S. gallons of each grade of Fuel being purchased by RockTenn at that time) shall be at the sole discretion of JBI. For greater certainty, JBI shall not be permitted to enter into a Fuel Supply Agreement with a third person until it has offered such Fuel to RockTenn pursuant to Section 4.2. Notwithstanding the foregoing, nothing in this Agreement shall obligated RockTenn to purchase any quantities of Fuel from JBI.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

4.2	Right of First Offer

At least five (5) Business Days prior to the installation of the first JBI Machine at the RockTenn Facility and at least five Business Days prior to the first Business Day of each calendar month following the Start Date of the first JBI Machine installed at the RockTenn Facility, JBI shall provide notice to RockTenn as to the number of U.S. gallons of each grade of Fuel that JBI estimates will be generated by the JBI Machine(s) operating at the RockTenn Facility during such month and the number of U.S. gallons of each grade of Fuel that are available for RockTenn to purchase (taking into account JBI’s supply obligations under existing Fuel Supply Agreements).  RockTenn shall have the option to purchase from JBI any (or all) of the U.S. gallons of Fuel available for RockTenn to purchase, as set forth in such notice.   If RockTenn wishes to purchase any (or all) of such U.S. gallons of Fuel, it shall provide notice to JBI at least two Business Days prior to such Start Date or the first Business Day of such month, as the case may be. Upon receiving such notice, JBI and RockTenn, acting reasonably, shall enter into a Fuel Supply Agreement for the number of U.S. gallons of each grade of Fuel that RockTenn wishes to purchase and the term of such Fuel Supply Agreement (which cannot be less than one month in duration).  JBI shall sell each U.S. gallon of Fuel to RockTenn at a price equal to 80% of the Fuel Price for the grade of such Fuel as of the close of business on the Business Day prior to the date such U.S. gallon of Fuel is delivered to RockTenn.  RockTenn shall not resell any Fuel purchased from JBI.

4.3	Revenue Sharing

Gross Revenue resulting from the sale of Fuel generated by the JBI Machines operating at the RockTenn Facility to third persons [***].  Gross Revenue resulting from the sale of Metals generated by the JBI Machines operating at the RockTenn Facility to third persons shall be [***]. Within [***], JBI shall provide RockTenn with [***] and together with RockTenn’s [***]

4.4	Records

During the Term and thereafter in accordance with its standard records retention practices and policies, each Party shall keep all usual and proper records related to the performance of such Party’ obligations under this Agreement.

4.5	Audit and Inspection Rights

4.5.1
RockTenn shall have the right, but not the obligation, to conduct an annual review of Gross Revenue (each, for the purposes of this Section 4.5, an “Audit”) upon providing two weeks prior written notice to JBI. The Audit shall be conducted at JBI headquarters. RockTenn shall bear all costs of the Audit, and the Parties shall schedule a mutually convenient time for the Audit; provided that, Audits shall be conducted during normal business hours and will make commercially reasonable efforts that Audits shall be conducted and concluded as quickly as possible.  If inaccuracies are found as a result of an Audit, the cost of remedying the inaccuracies shall be borne by JBI.

4.5.2
An Audit shall be limited to the inspection and review by RockTenn of JBI’s books and records relating to Gross Revenue for such year.  Each Audit shall be limited so as not to: (a) unreasonably interfere with the business operations of JBI; or (b) result in the disclosure of any of JBI’s Confidential Information, third party Confidential Information or any other information or property not directly pertinent to verification of compliance with the terms of this Agreement.  JBI shall cooperate fully with RockTenn (including its authorized Representatives) when conducting an Audit.  Any authorized Representatives of RockTenn may conduct an Audit.

4.5.3
If an Audit leads RockTenn to conclude that the Gross Revenue it received from JBI for a particular year is less than the amount of Gross Revenue it believes it was entitled to receive, then, unless JBI disputes such conclusion, JBI shall promptly pay the difference to RockTenn (by cheque or wire transfer); provided, however, such Audit may not be conducted more than one (1) year after the particular year that is being audited.

4.5.4
If an Audit leads JBI to conclude that the Gross Revenue it paid to RockTenn for a particular year is more than the amount of Gross Revenue it believes RockTenn was entitled to receive, then, unless RockTenn disputes such conclusion, RockTenn shall promptly pay the difference to JBI (by cheque or wire transfer); provided, however, such Audit may not be conducted more than one (1) year after the particular year that is being audited.

4.5.5
RockTenn also shall have the right at any time, but not the obligation, to conduct such inspections of JBI’s operations as RockTenn deems reasonably necessary for the purposes of evaluating JBI’s compliance with applicable Laws and the terms of this Agreement (the “Inspection”); provided that, such Inspection shall not unreasonably, interfere with JBI’s operations.  RockTenn shall have the right to immediately access the Steel Shed if it determines that an emergency situation exists.  JBI shall provide RockTenn keys to the Steel Shed. The costs of any Inspection shall be borne by RockTenn unless the Inspection reveals a violation of Laws or this Agreement, in which case RockTenn’s Inspection costs shall be reimbursed by JBI within ten (10) Business Days of RockTenn’s issuance of a written demand for the same.  Further, JBI shall, at its sole expense, immediately take all actions as RockTenn may reasonably require to remedy any and all violations discovered during an Inspection.

ARTICLE 5
TERM AND TERMINATION

5.1	Term

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for the longer of (i) a period of 10 years thereafter or (ii) the expiration of the last Agreement Addendum (the “Initial Term”), unless earlier terminated pursuant to this Section 4.6, 4.7, 4.8 or otherwise provided herein.  Except as otherwise provided herein, this Agreement will renew automatically for additional five years (each, a “Renewal Term”) following the Initial Term and each subsequent Renewal Term.

5.2	Termination

5.2.1
Either Party may terminate this Agreement at the end of the Initial Term or any Renewal Term by providing written notice to the other Party at least 90 days prior the end of the Initial Term or such Renewal Term.

5.3	Termination For Cause

Either Party may terminate this Agreement upon the other Party’s material breach of this Agreement, provided that (a) the non-breaching Party sends written notice to the breaching Party describing the breach in reasonable detail, (b) the breaching Party does not cure the breach within 30 days following its receipt of such notice (for the purposes of this Section 5.3, the “Notice Period”), and (c) following the expiration of the Notice Period, the non-breaching Party sends a second written notice to the breaching Party indicating the non-breaching party’s election to terminate this Agreement.

5.4	Termination For Insolvency Event

Either Party may terminate this Agreement upon written notice to the other Party if an Insolvency Event occurs in relation to such other Party.

5.5	Rights and Obligations on Termination, Survival

5.5.1	Following any termination or expiration of this Agreement:

(a)
JBI shall promptly (and in any event within 30 Business Days following the date of termination or expiration of this Agreement) remove each JBI Machine installed at the RockTenn Facility and, upon RockTenn’s request, shall remove the Pad, the AST System, the Steel Shed and any other improvements constructed or installed by JBI on the License Area (or any other portion of the RockTenn Facility used by JBI) during the term of this Agreement;

(b)
once JBI has the removed the JBI Machines, the Pad, the AST System, the Steel Shed and all other improvements from the License Area (or any other portion of the RockTenn Facility used by JBI), JBI shall, in accordance with good engineering practices, promptly restore such areas to a condition substantially similar to their condition prior to the Effective Date of this Agreement, normal wear and tear excepted;

(c)	the Parties shall conduct a final settlement of Gross Revenue and expenses in accordance with this Agreement;

(d)
JBI shall terminate, or at RockTenn’s request, transfer any Governmental Authorizations issued for the JBI operations on the RockTenn Facility and ensure that all JBI operations are wound up in compliance with all applicable Laws; and

(e)	each Party shall return (or at the direction of the other Party, destroy) any Confidential Information or property of the other Party within 10 days from the date of such termination or expiration.

(f)
JBI will return the License Area to t condition that existed prior to the commencement of the Agreement or such Agreement Addendum and will conduct such cleanup, investigation and other activities as RockTenn may reasonably require to ensure that the License Area is in compliance with applicable Laws, this Agreement and any such Agreement Addendum.

ARTICLE 6
INDEMNIFICATION AND INSURANCE

6.1	Indemnification by RockTenn

RockTenn shall indemnify, defend (if requested by JBI pursuant to Section 6.3) and hold harmless JBI and its Representatives (the “JBI Indemnified Parties”) from and against all Claims, including third party Claims, which may be made or brought against the JBI Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

6.1.1
the death or bodily injury of any person caused y the negligence or wilful misconduct of, or contractual breach of this Agreement by, RockTenn or any of its Representatives in connection with this Agreement;

6.1.2
the damage to, loss or destruction of any real or tangible personal property caused  by the negligence or wilful misconduct of, or contractual breach of this Agreement by, RockTenn or any of its Representatives in connection with this Agreement;

6.1.3	any breach by RockTenn of its obligations under Section 7.4;

6.1.4	any breach by RockTenn of its obligations under 8; and

6.1.5
Environmental liabilities with respect to the RockTenn Facility existing as of the Effective Date (“Pre-Existing Contamination”) or caused by, or on behalf of, RockTenn or its Representatives during the Term; provided that, if any act or omission by JBI, its Representatives, visitors or any third party acting by or on behalf of JBI, exacerbate or contribute, whether directly or indirectly, to any Pre-Existing Contamination, JBI shall be fully responsible for the same.

6.2	Indemnification by JBI

JBI shall indemnify, defend (if requested by RockTenn pursuant to Section 6.3) and hold harmless RockTenn and its Affiliates and Representatives (the “RockTenn Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims, which may be made or brought against the RockTenn Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

6.2.1
the death or bodily injury of any person caused by the negligence or wilful misconduct of, or contractual breach of this Agreement by, JBI or any of its Representatives in connection with this Agreement;

6.2.2
the damage to, loss or destruction of any real or tangible personal property caused by the negligence or wilful misconduct of, or contractual breach of this Agreement by, JBI or any of its Representatives in connection with this Agreement;

6.2.3	any breach by JBI of its obligations under Section 7.4;

6.2.4	any breach by JBI of its obligations under this Agreement;

6.2.5	any breach by JBI of its obligations under any Fuel Supply Agreement; and

6.2.6
any actual or threatened contamination or actual or threatened contamination; any Release or threatened Release of Fuel or Hazardous Substances; and/or any adverse effects on the environment arising out of or relating to the acts or omissions of JBI or any of its Representatives, visitors, or other third parties acting by or on behalf of JBI, including, without limitation, liability for removal or remedial actions arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (also known as “Superfund”) or comparable state law, exacerbation or any Pre-Existing Contamination, and liability for non-compliance with Laws relating to protection of human health, worker safety, the environment or natural resources (“Environmental Laws”).

6.2.7	This indemnity shall survive the expiration or earlier termination of this Agreement.

6.3	Indemnification Procedures

Promptly upon obtaining knowledge of any claim, event, fact or demand which gives rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Section (an “Indemnified Party”) shall give written notice of such claim or demand (“Notice of Claim”) to the party from which indemnification is sought (an “Indemnifying Party”), setting forth the amount of the claim.  The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).  No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any loss, damage or expense for which the Indemnified Party is entitled to indemnification hereunder.

If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to this Section is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the Date of the Notice of Claim to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense.  Notwithstanding the foregoing, the Indemnified Party shall be entitled to engage one separate counsel to participate in such defense, at the expense of the Indemnifying Party, if (A) outside counsel to the Indemnified Party shall have advised that there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (B)(1) the claim seeks non-monetary relief that, if granted, could reasonably be expected to materially and adversely affect the Indemnified Party or its Affiliates and (2) the Indemnified Party's outside counsel shall have advised that such claim has a reasonable probability of success.

If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand, and (ii) the Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Section.

6.4	Trustee and Agent

Each Party acknowledges that the Indemnified Party is acting as trustee and agent for its remaining Indemnified Parties, on whose behalf and for whose benefit the indemnity in Section 6.1 or 6.2, as applicable, is provided and that such remaining Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement.  Each Party agrees that the Indemnified Party may enforce the indemnity for and on behalf of such remaining Indemnified Parties and, in such event, the Indemnifying Party shall not in any proceeding to enforce the indemnity by or on behalf of such remaining Indemnified Parties assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

6.5	Insurance

6.5.1
JBI and any Representative who performs services under this Agreement shall maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by Law.  Without limiting the foregoing, to the extent this Agreement creates exposure generally covered by the following insurance policies, JBI shall maintain (and shall cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain) at its sole cost and expense at least the following insurance covering its obligations under this Agreement:

(a)	Commercial General Liability Insurance, including bodily injury and property damage, in an amount not less than $3,000,000 per occurrence and $3,000,000 in the aggregate;

(b)	Business Automobile Liability Insurance for owned, hired and non-owned vehicles in an amount of not less than $2,000,000 for combined single limit;

(c)	Workers Compensation Insurance at statutory limits; and

(d)	Employer’s Liability Insurance at limits not less than $1,000,000 per occurrence.

(e)
Due to an environmental exposure with this contract, JBI will provide an Environmental Impairment Liability Policy with limits of at least One Million Dollars U.S. ($1,000,000 each incident) and Two Million Dollars U.S. ($2,000,000 aggregate).

At RockTenn’s request, JBI shall promptly provide to RockTenn certificates from its insurers indicating the amount of insurance coverage, nature of such coverage and expiration of each applicable policy.

The insurance policies described in paragraphs (a), (b), and (c) above shall afford RockTenn with primary coverage, irrespective of any other coverage available to or maintained by RockTenn or JBI, and JBI’s self-insured retention shall not exceed U.S. $100,000 for which JBI hereby expressly assumes responsibility. The insurance companies providing the foregoing coverage shall have a Best rating of “A” or better.  JBI shall be responsible for maintaining insurance covering its personal property used by it in its performance of this Agreement and shall be solely responsible for damage to or loss of same from any cause. JBI hereby waives, and shall cause its insurers to waive, all rights of subrogation against RockTenn.

BEFORE JBI BEGINS WORK UNDER THIS AGREEMENT, A COPY OF THE ENDORSEMENT TO JBI’S INSURANCE POLICY AND TWO CERTIFICATES REPRESENTING THAT THE AFORESAID INSURANCE COVERAGES ARE, IN FACT, IN PLACE, AND THAT SAID COVERAGE IS PRIMARY NOTWITHSTANDING THE EXISTENCE, AMOUNT OR AVAILABILITY OF OTHER COVERAGE, SHALL BE DEPOSITED WITH ROCKTENN MARKED FOR THE ATTENTION OF: PURCHASING AGENT, COMPANY, AT THE ADDRESS SHOWN ABOVE.  Such certificates of insurance shall require at least thirty (30) days prior written notice to RockTenn before cancellation, termination, non-renewal or modification.  JBI must further certify to the aforementioned Purchasing Agent that it has obtained similar Certificates of Insurance from each of its subcontractors before each such subcontractor commences any work under this Agreement.  Each subcontractor must be covered by insurance of the same character and in the same amounts as JBI unless RockTenn and JBI mutually agree that reduced coverage is adequate due to the nature of the particular subcontract work.  JBI’s failure to deliver the endorsement and/or RockTenn’s failure to demand such endorsement shall not be deemed a waiver of the requirement therefore, and JBI’s failure to maintain the insurance coverage required hereunder shall in no event relieve JBI of any liability hereunder.

6.5.2
RockTenn shall maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by Law.  Without limiting the foregoing, to the extent this Agreement creates exposure generally covered by the following insurance policies, RockTenn shall maintain (and shall cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain) at its sole cost and expense the following insurance covering its obligations under this Agreement:

(a)	Commercial General Liability Insurance, including bodily injury and property damage, in an amount of $1,000,000 per occurrence and $2,000,000 in the aggregate;

(b)	Business Automobile Liability Insurance for owned, hired and non-owned vehicles in an amount of $1,000,000 for combined single limit;

(c)	Workers Compensation Insurance (May self-insure) at statutory limits; and

(d)	Employer’s Liability Insurance at limits of $1,000,000 per occurrence.

At JBI’s request, RockTenn shall promptly provide to JBI certificates from its insurers indicating the amount of insurance coverage, nature of such coverage and expiration of each applicable policy.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS

7.1	Representations and Warranties

Each Party represents and warrants to the other Party, the matters set out below:

7.1.1
such Party is a corporation existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on its business as presently conducted;

7.1.2
the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of such Party;

7.1.3	this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms; and

7.1.4
such Party is not a party to, bound or affected by or subject to any: (i) indenture, mortgage, lease, agreement, obligation or instrument; (ii) charter or by-law; (iii) Laws; or (iv) Governmental Authorizations, that would be violated, breached by, or under which default would occur, as a result of the execution and delivery of, or performance of obligations under, this Agreement.

7.2	JBI Representations and Warranties

JBI represents and warrants to RockTenn, the matters set out below:

7.2.1
It has ownership of, or other rights by license or other agreement to use, the Plastic2Oil™ Process, JBI Machine and all other Intellectual Property as is necessary to conduct the activities contemplated by JBI under this Agreement.

7.2.2
There are no pending proceedings or litigation or, other adverse claims concerning any Intellectual Property used in the conduct of the Plastic2Oil™ Process or alleging that the conduct of the Plastic2Oil™ Process infringes any intellectual property rights of any third party.

7.2.3
It has not received written notice that the conduct of the Plastic2Oil™ Process or any product sold or process used in the conduct of the Plastic2Oil™ Process infringes any patent, trademark, copyright or design right, or that JBI has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how in the conduct of the Plastic2Oil™ Process.

7.2.4
The conduct of the Plastic2Oil™ Process and all products sold and processes used by JBI do not infringe any intellectual property right of any third party, and do not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

7.2.5	The Fuel will meet the specifications contained herein.

7.3	DISCLAIMER

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, STATUTORY OR OTHERWISE, EXPRESS, IMPLIED OR COLLATERAL, AT LAW OR IN EQUITY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR, FITNESS FOR ANY PARTICULAR PURPOSE OR USE.

7.4	Compliance with Laws

Each Party shall comply in all material respects with all Laws applicable to the performance of such Party’s obligations pursuant to this Agreement, including Environmental Laws.

ARTICLE 8
PROTECTION OF CONFIDENTIAL INFORMATION AND OWNERSHIP OF INTELLECTUAL PROPERTY

8.1	PROTECTION OF CONFIDENTIAL INFORMATION

8.1.1	Confidential Information of a Party shall be used by the other Party solely in the performance of their obligations or the exercise of their rights pursuant to this Agreement.

8.1.2
Each Party shall receive Confidential Information of the other Party in the strictest confidence and shall not disclose such Confidential Information to any person, except in the following circumstances:

(a)	to such Receiving Party’s employees, officers and directors who reasonably require access to such Confidential Information to carry out the purposes of this Agreement;

(b)
to such Receiving Party’s third party Representatives, to the extent such disclosure is reasonably necessary for such persons to perform their duties with respect to this Agreement; provided that such persons have agreed to hold such information in the strictest confidence and have agreed to act in accordance with the terms and conditions of this Section 8.1 pursuant to an executed confidentiality agreement;

(c)	to such Receiving Party’s respective accountants, independent auditors or lawyers as necessary to execute their professional responsibilities;

(d)
as required by applicable Law (or stock exchange rules) by a Governmental Authority (including disclosures by either Party to Governmental Authorities as may be required to obtain permits or other Governmental Authorizations necessary to perform the activities contemplated by this Agreement); provided that such receiving Party shall, to the extent permitted by applicable Law, provide notice of such intended disclosure to the other Party and seek confidential treatment of such Confidential Information; or

(e)	as agreed upon in writing by the other Party.

8.1.3
Each Party shall take all reasonable steps and implement appropriate measures consistent with applicable Law to safeguard Confidential Information of the other Party that is disclosed to it under this Agreement and to ensure that no unauthorized person shall have access to any Confidential Information.

8.1.4
No disclosure of a Party’s Confidential Information pursuant to this Agreement shall constitute a grant to any person of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of the Disclosing Party. The confidentiality obligations of the Parties shall survive beyond this Agreement for a period of five (5) years.

8.2	Ownership of Intellectual Property

8.2.1
Any intellectual property, technology and technical information owned by JBI relating to the JBI Machines or the Plastic2Oil™ Process shall remain the property of JBI and RockTenn shall have no any rights or interests therein under this Agreement.

8.2.2
If any invention or intellectual property rights created by RockTenn during the Term that comprise an improvement to the JBI Machines or the Plastic2Oil™ Process, then ownership~~,~~ shall vest immediately upon such invention or intellectual property rights having been created in both parties as equal and joint co-owners (and co-authors if applicable) with no obligation to account to the other for revenues therefrom.  The parties shall reasonably cooperate with each other to file, register, record, and perfect their respective rights~~,~~ throughout the world in and to all such inventions and intellectual property, each bearing its own expense.

ARTICLE 9
DISPUTE RESOLUTION

9.1	Dispute Resolution Process

If a Dispute arises, a Party shall first give written notice of the Dispute to the other Party describing the Dispute and requesting it be resolved pursuant to the dispute resolution process set forth in this Section (for the purposes of this Section 9.1, a “Dispute Notice”). If the Parties are unable to resolve the Dispute within 30 days of delivery of the Dispute Notice, then each Party shall promptly (but no later than five Business Days thereafter): (a) appoint a designated representative who has sufficient authority to settle the Dispute and who is at a higher management level than the person with direct responsibility for the administration of this Agreement (for the purposes of this Section 9.1, each, a “Designated Representative”); and (b) notify the other Party in writing of the name and contact information of such Designated Representative. The Designated Representatives shall then meet as often as they deem necessary in their reasonable, judgment in order to discuss the Dispute and negotiate in good faith to resolve the Dispute. The Designated Representatives shall mutually determine the format for such discussions and negotiations, provided that all reasonable requests for relevant information relating the Dispute made by one Party to the other Party shall be honoured.  If the Parties are unable to resolve the Dispute within 60 days after the appointment of both Designated Representatives, then either Party may proceed to arbitration in accordance with Section 9.2.

9.2	Arbitration

If a Dispute has not been resolved by the Parties in accordance with Section 9.1, the Dispute may be referred by either Party to and determined by arbitration under International Commercial Arbitration Act, 1990, R.S.O. 1990, c. 19, as amended. The seat of arbitration shall be Ontario and hearings shall be conducted in the City of Toronto. The language of the arbitration shall be English. Any matter referred to arbitration shall be heard by three arbitrators with JBI appointing one arbitrator, RockTenn appointing one arbitrator, and such two arbitrators selecting the third arbitrator (for the purposes of this Section 9.2, the “Arbitral Tribunal”). The Arbitral Tribunal shall have jurisdiction to award all remedies available at common law and equity, including specific performance and injunctive relief. The costs of the arbitration shall be in the discretion of the Arbitral Tribunal. The Parties shall keep confidential and not disclose to a third party the existence of the arbitration or any element of it, except to the Arbitral Tribunal, such Parties’ respective legal counsel, any person necessary to the conduct of the arbitration or as may be required by law. The Parties further agree that, in the case of any court proceeding seeking to set aside the decision of the Arbitral Tribunal, they will seek to maintain as confidential any confidential financial or other information disclosed in connection with the arbitration. It is understood and agreed that any performance required under this Agreement shall continue without interruption or delay during the course of any arbitration proceedings and any subsequent court proceedings arising therefrom.

ARTICLE 10
GENERAL

10.1	Public Notices

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under applicable Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party.

10.2	Expenses

Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

10.3	Non-Performance

10.3.1
To the extent that performance by any Party of its obligations under this Agreement is prevented, substantially restricted, or rendered impossible by Force Majeure, the obligations of the Parties affected by the Force Majeure shall be suspended and deferred for the duration of the Force Majeure, and non-performance of such obligations shall not be a breach of this Agreement and such Parties shall not be liable for any non-performance of such obligations.

10.3.2	The Party claiming Force Majeure shall:

(a)	promptly give the other Party notice with reasonably full particulars concerning the event or cause of Force Majeure; and

(b)	use its commercially reasonable efforts to overcome the effects of Force Majeure and resume performance of its obligations as soon as possible.

10.4	LIMITATION OF LIABILITY

EXCEPT FOR EITHER PARTY’S BREACH OF 8, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, AGGRAVATED, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY WILL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING WILL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF EITHER PARTY (INCLUDING FUNDAMENTAL BREACH) AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

10.5	JURY TRIAL WAIVER

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT PRESENT OR FUTURE, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS TO/MUST BE TRIED BY A JUDGE OR JUDGES SITTING WITHOUT A JURY.

10.6	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section 10.6 referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to JBI at:

JBI, Inc.
1783 Allanport Road
Thorold, Ontario
Canada L0S 1K0
Attention:   Chief Executive Officer
E-mail:          John@johnbordynuik.com

(b)	in the case of a Notice to RockTenn at:

RockTenn CP, LLC
504 Thrasher Street
Norcross, Georgia
Attention: General Counsel
Fax:  770-248-4402

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt.  If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.  Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section. Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound.

10.7	Assignment

No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of each of the other Parties except to an affiliate.

10.8	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.9	Further Assurances

The Parties shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

10.10	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all the counterparts and facsimiles together constitute one and the same agreement.

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IN WITNESS OF WHICH the Parties have duly executed this Master Revenue Sharing Agreement.

JBI, INC.

By:	/s/ John Bordynuik
Name:	John Bordynuik
Title:	Chief Executive Officer

Date:  July 29, 2011

ROCKTENN CP, LLC

By:	/s/ John Stakel
Name:	John Stakel
Title:	VPE Treasurer

Date:  July 29, 2011

EXHIBIT A

MASTER REVENUE SHARING AGREEMENT ADDENDUM

This Master Revenue Sharing Agreement Addendum (the “Addendum”) is made part of and amends that certain Master Revenue Sharing Agreement (the “Agreement”) by and between RockTenn CP, LLC and certain of its affiliates (“RockTenn”) and JBI Inc. (“JBI”) dated______, 20__. Unless otherwise defined herein, capitalized terms shall have the definition set forth in the Agreement.

NOW, THEREFOR, for good and valuable consideration, intending to be legally bound and pursuant to the terms and conditions of the Agreement, it is hereby agreed as follows:

1.           The Agreement is hereby amended as follows:

A.           JBI Machine(s) to be installed: [Model and Serial Number]

B.           Term: The term for the JBI Machine shall commence on ________ and shall continue for _____________.

C.           Timeline to Install JBI Machine(s): [Insert installation timeline].

D.           Mill Location to be Serviced: [Insert Mill address].

E.           License Area: [Describe Location of JBI Machine, Pad and Steel Shed].

F.           Access Locations: [Describe ingress and egress location].

2.           It is expressly agreed by the parties that this Addendum is supplemental to the Agreement which is by reference made a part hereof and all the term and conditions and provisions there, unless specifically modified herein, are to apply to this Addendum and are made a part of this Addendum as though they were expressly rewritten.

3.           If there is a conflict between this Agreement and an Agreement Addendum, the provisions of the Agreement Addendum shall govern.

IN WITNESS OF WHICH the Parties have duly executed this Master Revenue Sharing Agreement Addendum.

JBI, INC.

By:	/s/ John Bordynuik
Name:	John Bordynuik
Title:	Chief Executive Officer

ROCKTENN CP, LLC

By:	/s/ John Stakel
Name:	John Stakel
Title:	VPE Treasurer

EXHIBIT B

FORM OF FUEL SUPPLY AGREEMENT

Purchase Order Number: (show on all invoices	Date:

•	(the “Buyer”) hereby orders the following amounts of fuel (“Fuel”) from JBI, Inc. (the “Supplier”):

Quantity	Description	Unit Price	Amount

Subtotal
Taxes
Total
Shipping and Delivery Instructions: (specify delivery dotes, method of shipment, etc)
Payment Terms: (specify payment terms, method of payment, etc)
Special Order Terms: (complete as required)

Please sign and return the attached acceptance copy:

Accepted

JBI, INC.

By:		By:

	Authorized Officer		Authorized Officer

This purchase order (this “Purchase Order”) is subject to the following terms and conditions:

1.           Acceptance of Conditions

By placing the order with the Supplier, the Buyer agrees to and accepts all of the following terms and conditions, and any other terms and conditions incorporated by reference or appended to this Purchase Order.

2.           Purchase and Sale of Fuel

The Buyer shall purchase from the Supplier, and the Supplier shall sell to the Buyer, the quantities and grades of FW set out in this Purchase Older.

3.           Invoices and Delivery Slips

(1)           Delivery slips shall accompany all shipments of Fuel and in each case shall identify the quantity and grade of Fuel shipped, previously shipped and to be shipped, as the case may be, and shall show the purchase order number for this Purchase Order, the place from which the Fuel was shipped, the name of the carrier and bill of hiding number.

(2)           All invoices shall be sent to the Buyer and shall show the purchase order number for this Purchase Order, as well as the date of shipment

(3)           The Buyer shall pay each invoice received in accordance with the payment terms set out in this Purchase Order.

4.           Delivery and Shipment

(1)           Despite anything in this Purchase Order, where a delivery date is stated on this Purchase Order, timely delivery is of die essence and the Supplier shall be responsible to ensure that such delivery is made. The Supplier shall notify the Buyer promptly where Fuel cannot be delivered in the quantities shown at the times specified in the delivery schedule.

(2)           If the Supplier arranges for shipping of the Fuel, Fuel shall not be deemed or construed to be delivered until actually received by (he Buyer at the place designated on this Purchase Order for shipment of such Fuel. If the Buyer arranges for shipping of the Fuel, Fuel shall be deemed to be delivered to the Buyer once such Fuel has been delivered to the Buyer’s carrier.

5.           Right of Inspection

(1)           All Fuel received shall be subject to the Buyer’s inspection and rejection, and the Supplier shall: (a) permit any accredited representative of the Buyer to attend at the plant, warehouse or other place of shipment; (b) supply such samples of Fuel as the Buyer may reasonably request; and (c) provide all reasonable assistance to any representative of the Buyer.

(2)           The Supplier shall bear the cost of delivery and inspection, of defective, non-conforming, unordered or otherwise rejected Fuel.

(3)           Payment for Fuel prior to inspection shall not constitute an acceptance by the Buyer of such Fuel.

(4)           When Fuel is rejected, any allowance for the price of such Fuel shall be deducted from payments made in respect of total shipments.

6.           Amendment

No modifications of, or additions to, the provisions or conditions of this Purchase Order will become part of it unless accepted in writing by the Buyer and the Supplier.

7.           Force Majeure

To the extent that performance by the Supplier of its supply and delivery obligations under this Agreement is prevented, substantially restricted, or rendered impossible by Force Majeure, the obligations of the Supplier shall be suspended and deferred for the duration of the Force Majeure, and non-performance of such obligations shall not be a breach of this Purchase Order and the Supplier shall nut be liable for any non-performance of such obligations. Upon the occurrence of a Force Majeure affecting the Supplier, the Supplier shall; (a) promptly give the Buyer notice with reasonably full particulars concerning the event or cause of Force Majeure; and (b) use its commercially reasonable efforts to overcome the effects of Force Majeure and resume performance of its obligations as soon as possible. For the purposes of this Purchase Order, “Force Majeure” means an event or a cause beyond the reasonable control of the Supplier for the purposes of this Purchase Order, including, war, interference by civil or military authorities, civil insurrection, local or national emergency, blockade, seizure, riot, sabotage, vandalism, terrorism, storm, earthquake, flood, act of Cod, accident, fire, nuclear or other explosion, radioactive or biological or chemical contamination, disease, epidemic, quarantine restriction, strike, governmental embargo or changes in the laws, but excluding any event or cause: (i) that is a reasonably foreseeable consequence of the negligence or deliberate act of the Supplier; (ii) that could have been avoided through the exercise of reasonable diligence on the part of the Supplier or any person engaged by the Supplier, or (iii) resulting from a lack of funds.

8.           Governing Law

This Purchase Order shall be governed by the laws of the State of Georgia, without regards to its conflicts of laws principles.